Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

LADRX CORPORATION

LadRx Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on February 28, 1985.

2.	The Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on November 15, 2007 (the “Certificate of Incorporation”).

3.	The Certificate of Incorporation was further amended by Certificates of Amendment of Restated Certificate of Incorporation of LadRx Corporation, filed with the Secretary of State of Delaware on July 2, 2008, July 8, 2011, May 15, 2012, October 31, 2017, March 16, 2022, September 19, 2022, and May 9, 2023.

4.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

5.	The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety Section 2 of Article EIGHTH and by replacing it with the following:

“After the original or other By-Laws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the corporation may be exercised by the Board of Directors of the corporation. Commencing with the election of directors at the 2024 Annual Meeting of Stockholders, the director in Class I will be up for election for a one-year term ending at the 2025 Annual Meeting of Stockholders. Commencing with the election of directors at the 2025 Annual Meeting of Stockholders, the director in Class III will be up for election for a one-year term ending at the 2026 Annual Meeting of Stockholders. Following the 2026 Annual Meeting of Stockholders, the Board of Directors shall no longer be classified and divided into classes and all directors will be elected for a term expiring at the following Annual Meeting of Stockholders or, if earlier, their death or resignation. If the number of directors is changed prior to the 2026 Annual Meeting of Stockholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equally as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that coincides with the remaining term of that class.”

6.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

7.	The effective date of this Certificate of Amendment to Restated Certificate of Incorporation shall be September 15, 2023, at 9:00 a.m. EDT.

[SIGNATURE PAGE FOLLOWS.]

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Restated Certificate of Incorporation this 8th day of September, 2023

By:	/s/ John Y. Caloz
Name:	John Y. Caloz
Title:	Chief Financial Officer